U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

November 4, 2011

Commission file number 001-10196
STUDIO ONE MEDIA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	23-2517953
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona  85260

(Address of principal executive offices) (Zip Code )

(480) 556-9303

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a) NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On November 4, 2011, management became aware of accounting errors that were made in the previously filed SEC Form 10-Q for the quarter ended December 31, 2010.  The errors primarily relate to the accounting of various note payable agreements that were renegotiated during the period.  The Company originally recorded the amended agreements as debt modifications.  Subsequently management determined that the amendments should have been recorded as debt extinguishments pursuant to ASC 470.  While management reviewed the accounting surrounding the accounting for its debt, errors surrounding the valuation of certain stock awards to employees and non-employees were discovered that, when viewed separately from the debt modification, do not have a material effect on the financial statements as presented, however the Company has decided to also include corrections for these items.

The corrected errors resulting from the modified debt affect the following amounts and balances as of the period end: debt discount associated with the modified debt, the amount of prepaid debt issuance costs, the amortization of the debt discounts, debt discount and beneficial conversion features, additional paid-in capital, interest expense, and the loss on extinguishment of debt.

The corrected errors resulting from the revaluations of stock awards affect the following amounts and balances as of the period end: prepaid expenses, additional paid-in capital, and general and administrative expenses.

The Company evaluated these errors individually and in the aggregate and determined that a restatement of the Form 10-Q for the aforementioned quarterly period is necessary and required.  Although no changes are expected with regard to the activities reflected in the quarterly report filed for the period ending March 31, 2011, the cumulative information reported in that report for the nine-months then ended will be impacted by the restatement of for the period ending December 31, 2010.

The Company anticipates filing amendments to its Forms 10-Q for the affected quarterly periods to reflect the corrections to its quarterly consolidated financial statements in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO ONE MEDIA, INC.
Dated: November 8, 2011	By:	/s/ Kenneth R. Pinckard
Kenneth R. Pinckard
Vice President